Exhibit 6.6

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH RULE 144 OR 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

FORM OF PROMISSORY NOTE

$________.00 Date: October 30, 2015

FOR VALUE RECEIVED, the undersigned, Stack-It Storage, Inc., a Nevada corporation (“Maker”), promises to pay to _______________ __________(“Payee”), the principal amount of ________________THOUSAND AND NO/100 Dollars ($________.00), in full on or before two years from the date of issuance, including interest thereon from and after the date hereof at the rate provided below. All sums payable hereunder shall be payable at ___________________________, or at such other place or places as the holder hereof may from time to time otherwise direct, in lawful currency of the United States of America.

The unpaid principal balance of this Note from time to time outstanding shall bear interest at the rate of 10% per annum, commencing to accrue monthly on the date hereof, provided that in no event shall such interest rate exceed the maximum interest rate permitted by applicable law. Interest on this Note shall be calculated on a 365-day year. Interest is payable quarterly in arrears and any due but unpaid amount shall be payable upon payment of the principal amount of this Note at maturity or otherwise. All past due and delinquent sums hereunder shall bear interest at the rate provided above until paid.

Maker may from time to time prepay all but not less than all of the principal of this Note, without penalty.

If Maker defaults in the payment of this Note or in the performance of any obligation in any instrument securing or collateral to it, and the default continues after notice of the default and the time within which it must be cured or required by law or by written agreement, then Payee may declare the unpaid principal balance and earned interest on this Note immediately due. Maker and all other parties who may at any time be liable hereon in any capacity, jointly and severally waive presentment and demand for payment, protest, and notice of dishonor and notice of intention to accelerate maturity.

In the event that default is made in the payment of this Note and it is placed in the hands of an attorney for collection, or in the event this Note is collected in whole or in part by suit or through probate or bankruptcy proceedings or other legal proceedings of any kind, Maker agrees to pay, in addition to all other sums payable hereunder, reasonable attorneys’ fees.

This Note and all agreements between Maker and Payee, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by Payee exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Payee in excess of the maximum lawful amount, the interest payable to Payee shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance Payee shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the Maker. In determining whether or not the interest paid or payable to Payee, under any specific contingency, exceeds the maximum amount permitted under applicable law, Maker (and any other payor thereof) and the holder of this Note shall to the greatest extent permitted under applicable law (a) characterize any non-principal payment as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire period until payment in full of the principal hereof (including the period of any renewal or extension hereof) in accordance with the amounts outstanding from time to time in order to lawfully charge the maximum amount of interest permitted under applicable law. The term “applicable law” as used herein shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greatest rate of interest, as such laws now exist or may be changed or amended or come into effect in the future. This paragraph shall control all agreements between the Maker and Payee.

Effective from the date of this Note, Payee shall have the right, but not the obligation, to convert any or all of the principal amount of this Note into the number of whole shares of Maker’s common stock (“Common Stock”) determined by dividing such converted principal amount by the conversion price of fifty cents ($0.50) per share. Payee acknowledges that such shares of Common Stock will be unregistered and may be resold only in compliance with Rule 144, or if the registration requirements of federal securities law are satisfied.

Notwithstanding anything contained herein to the contrary, Payee shall not be entitled to convert pursuant to the terms of the Note an amount that would be convertible into that number of shares of Common Stock which, when added to the number of shares of Common Stock otherwise beneficially owned by such Payee would exceed 9.99% of the outstanding shares of Common Stock of the Maker at the time of conversion. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder.

This Note is secured by that certain Security Agreement and Pledge of even date herewith by and between Maker and Payee. This Note and the rights and duties of the parties hereunder shall be governed by the laws of State of Texas, except to the extent that the rights and obligations of the parties hereunder are governed by federal law.

MAKER:

Stack-It Storage, Inc.

By:_______________________________

D. Hughes Watler

Vice President and CFO